Exhibit 5.1

[Dorsey & Whitney LLP

Letterhead]

January 10, 2020

Aytu BioScience, Inc.

373 Inverness Parkway, Suite 206

Englewood, Colorado 80112

Re:	Registration Statement on Form S-4 (File No. 333-235695)

Ladies and Gentlemen:

We have acted as counsel to Aytu BioScience, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to 9,963,137 shares common stock, par value $0.0001 per share of the Company (the “Shares”) in connection with the proposed merger (the “Merger”) of a subsidiary of the Company (“Merger Sub”) and Innovus Pharmaceuticals, Inc. (“Innovus”) pursuant to the Agreement and Plan of Merger dated September 12, 2019, as amended (the “Agreement and Plan of Merger”), by and among the Company, Merger Sub and Innovus. The Shares registered under the Registration Statement are comprised of:

a)	Shares (the “Exchanged Shares”) issuable in exchange for shares of common stock of Innovus pursuant to the Exchange Ratio (as defined in the Agreement and Plan of Merger); and
b)	Shares (the “CVR Shares”) that may be issuable pursuant to contingent value rights (the “Contingent Value Rights”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below, including, but not limited to, the Agreement and Plan of Merger and the form of the Contingent Value Rights Agreement which is an exhibit to the Agreement and Plan of Merger. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

1.	The Exchanged Shares, when issued, delivered and paid for pursuant to the Agreement and Plan of Merger as described in the Registration Statement, will be validly issued, fully paid and non-assessable.
2.	The CVR Shares, when issued, delivered and paid for pursuant to the Contingent Value Rights and the Contingent Value Rights Agreement, as described in the Registration Statement, will be validly issued, fully paid and non-assessable

Our opinions expressed above are limited to theDelaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ DORSEY & WHITNEY LLP

NT/DM/AE